                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     SOFTWARE ARTISTRY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                            SOFTWARE ARTISTRY, INC.
                    9449 PRIORITY WAY WEST DRIVE, SUITE 100
                          INDIANAPOLIS, INDIANA 46240

                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1997

                            ------------------------

    The 1997 Annual Meeting of Shareholders of Software Artistry, Inc. will be held at the Ritz Charles, 12156 N. Meridian Street, Carmel, Indiana at 2:00 p.m., on Friday, April 25, 1997, for the following purposes:

    1.  To elect four Directors;

    2. To consider and act upon the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan; and

    3. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

    Shareholders of record at the close of business on February 26, 1997, are entitled to notice of, and to vote at, the 1997 Annual Meeting.

    WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors,
                                          Thomas E. Vanneman
                                          SECRETARY

Indianapolis, Indiana
March 25, 1997

                                PROXY STATEMENT
               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Software Artistry, Inc., an Indiana corporation (the "Company"), for use at the 1997 Annual Meeting of Shareholders to be held on April 25, 1997 (the "Annual Meeting), and at any adjournments thereof. This Proxy Statement, a proxy card, and the Annual Report of the Company, including audited financial statements for its fiscal year ended December 31, 1996, are being sent to all shareholders of record as of the close of business on February 26, 1997, for delivery beginning on or about March 21, 1997. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of the Proxy Statement.

    At the close of business on February 26, 1997, there were 7,041,451 shares of Common Stock of the Company outstanding and the closing price on the NASDAQ National Market System was $8.13. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

    If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying either a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the four persons nominated to serve as a Director , and FOR approval of the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

    The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

    On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Indiana law and the Company's Restated Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the four nominees for Director who receive the greatest number of votes cast in the election of Directors will be elected, and the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan will be approved if holders of a majority of the shares represented in person or by proxy at the meeting vote in favor of the proposal.

    Shareholders may abstain from voting for one or more of the nominees for Director and may abstain from voting on the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan. Abstention from voting for a nominee for Director will be disregarded in determining the four nominees for Director who receive the greatest number of votes cast. Abstention from voting on the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan will have the same effect as a vote against the proposal, since holders of a majority of the shares represented at the meeting must vote in favor of the proposal in order for it to be approved.

    Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customer's shares in the election of Directors and on the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan. If a brokerage firm or other intermediary does not vote for a nominee for Director, this non-vote will be disregarded in determining the four nominees for Director who receive the greatest number of votes cast. Abstention from voting on the proposal to approve the Proposed Amendment to the Amended and Restated Incentive Stock Option Plan will have the same effect as a vote against the proposal, since holders of a majority of the shares represented at the meeting must vote in favor of each such proposal in order for it to be approved.

    If you execute a proxy, you may revoke it by taking one of the following three actions: (i) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to the meeting; (ii) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to the meeting; or (iii) by personally attending and voting at the meeting.

    The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

    The business of the Company is managed under the direction of a Board of Directors currently consisting of four Directors. The following individuals are currently serving as Directors: Jerry Baker, Lawrence W. Olson, Joseph A. Piscopo, and W. Scott Webber. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day to day basis. The Board is kept advised of the Company's business through regular reports and discussions with the Company's executive officers between meetings.

    The Board of Directors determines the number of Directors which may not be less than three nor more than nine members. The Board of Directors has fixed the number of Directors at four members.

MEETINGS OF THE BOARD

    The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met six times during the Company's fiscal year ended December 31, 1996. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year.

COMPENSATION OF DIRECTORS

    Each Director who is not also an employee of the Company (an "Independent Director") receives an annual fee of $2,500, payable quarterly, and a fee of $300 for each Board of Directors meeting attended.

    In addition, under the Amended Nonstatutory Stock Option Incentive Plan approved by the shareholders in 1996, a stock option grant covering 6,000 shares of Common Stock is automatically made to each Independent Director on the initial date and each anniversary of the Director's election to the Board of Directors. The exercise price under each option is the fair market value of the Company's Common Stock on the date of grant. The grant vests at the rate of 2,000 shares on each anniversary date of such grant, provided the Director continues to serve on the Board.

    During the year ended December 31, 1996, Mr. Piscopo received options for 2,500 shares on January 22, 1996 at an exercise price of $14.25 per share and which were vested on that date, and options for 6,000 shares on January 22, 1996, his Board membership anniversary date, at an exercise price of $14.25 per share and which will vest at the rate of 2,000 shares on January 22, 1997, 1998 and 1999. Mr. Baker received options for 6,000 shares on July 26, 1996, his Board membership anniversary date, at an exercise price of $7.75 per share and which will vest at the rate of 2,000 shares on July 26, 1997, 1998, and 1999. Mr. Olson received options for 6,000 shares on October 28, 1996, his Board membership anniversary date, at an exercise price of $8.88 per share and which will vest at the rate of 2,000 shares on October 28, 1997, 1998, and 1999.

    On January 19, 1996 and April 19, 1996, certain of the unexercised and unvested options were cancelled and re-issued as follows: Mr. Piscopo's option for 3,500 shares granted October 18, 1995 at an exercise price of $17.75 per share was replaced on April 19, 1996 with a new option for 3,500 shares at an exercise price of $6.88 per share, with vesting of 1,750 shares on April 19, 1997 and 1,750 shares on April 19, 1998. Mr. Piscopo's option for 6,000 shares granted January 22, 1996 at an exercise price of $14.25 per share was replaced on April 19, 1996 with a new option for 6,000 shares at an exercise price of $6.88 per share, with vesting of 2,000 shares on April 19, 1997, 1998 and 1999. Mr. Baker's option for 2,500 shares at $24.00 per share granted July 26, 1995 was replaced on January 19, 1996 with a new option for 2,500 shares at $13.75 per share, and that option was replaced on April 19, 1996 with a new option for 2,500 shares at $6.88 per share, with full vesting on April 19, 1997. Mr. Baker's option for 3,500 shares granted October 18, 1995 at an exercise price of $17.75 per share was replaced on April 19, 1996 with a new option for 3,500 shares at an exercise price of $6.88 per share, with vesting of 1,750 shares on April 19, 1997 and 1,750 shares on April 19, 1998. Mr. Olson's option for 6,000 shares granted October 28, 1995 at an exercise price of $15.75 per share was replaced on April 19, 1996 with a new option for 6,000 shares at an exercise price of $6.88 per share, with vesting of 2,000 shares on April 19, 1997, 1998 and 1999. See "Repricing of Options."

COMMITTEES OF THE BOARD

    Committees of the Board consist of an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Baker, Olson and Piscopo, consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met twice during the fiscal year ended December 31, 1996. The Compensation Committee, composed of Messrs. Baker, Olson and Piscopo, reviews and recommends to the Board the compensation and benefits to be provided to the Company's executive officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met three times during the fiscal year ended December 31, 1996.

NOMINEES FOR DIRECTOR

    The following individuals, each of whom currently serves as a Director of the Company, have been nominated for re-election at the Annual Meeting:

    JERRY BAKER, age 46, has served as a Director of the Company since July 1995. He is currently CEO of Network Computer, Inc., a subsidiary of Oracle Corporation, a major software vendor headquartered in Redwood Shores, California. His 12-year career at Oracle has included responsibility for product development, performance analysis, porting, product management, and marketing for strategic business units covering the UNIX, desktop, and proprietary marketplaces. He has also been responsible for technology and marketing relationships with strategic hardware and software vendors and has frequently represented Oracle at financial analyst conferences and industry events.

    LAWRENCE W. OLSON, age 51, has served as a Director of the Company since 1994. Mr. Olson has been President of Corporate Counselors, Inc., a private management consulting company, since 1992; President, CEO, and a director of Natural Golf Corporation, a private golf equipment manufacturing company, since

1995; and serves as a Director of American Chartered Bank and BK, Controls Inc., an electrical parts distributor. Mr. Olson was President and CEO from 1983 to 1992 of LPC, Inc., a Pitney Bowes computer software subsidiary.

    JOSEPH A. PISCOPO, age 52, has served as a Director of the Company since 1992 and as Chairman of the Board since January 1, 1996. He has been self-employed as an outside director and investor in a variety of public and private corporations since 1987, including: Open Port Technology, Inc. a private software company based in Chicago, since 1995; Microsystems Engineering Company, a private software firm based in Lombard, Illinois, since 1993; National Sleep Alert, Inc., a private publishing company based in Oak Brook, Illinois, since 1992; and Hobson Hollow, Inc., a private real estate developer in Naperville, Illinois, since 1988. Mr. Piscopo was the founder of Pansophic Systems, Inc., a software firm, in 1969, and served as its President, Chairman, and Chief Executive Officer until his retirement in 1987. Pansophic was acquired and merged into Computer Associates in 1991.

    W. SCOTT WEBBER, age 43, has served as President and a Director of the Company since January 1991, and as Chief Executive Officer since December 1994. From 1981 to 1990, Mr. Webber was employed by Pansophic Systems, Inc., a computer software company, most recently as Director, North American Sales Operations. Mr. Webber serves on the Board of Directors of the Indiana Software Association. He holds a MM degree from Northwestern University and a BA degree from Carleton University, Ottawa, Canada.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

    The following table sets forth, as of February 26, 1997, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each Director of the Company, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table under "Executive Officers", and (iv) all of the Company's executive officers and Directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                                NUMBER OF SHARES
                                                                                 OF COMMON STOCK     PERCENT OF
                                                                                  BENEFICIALLY      COMMON STOCK
NAME (1)                                                                              OWNED         OUTSTANDING
------------------------------------------------------------------------------  -----------------  --------------
Jerry Baker (2)...............................................................           2,500           *
Lawrence W. Olson (3).........................................................           4,500           *
Joseph A. Piscopo (4).........................................................         589,094            7.75%
W. Scott Webber (5)...........................................................         496,720            6.53%
Steven M. Ehrlich (6).........................................................          48,148           *
Jeremiah Fleming..............................................................          11,000           *
Stephen Head..................................................................          28,650           *
Michael J. Robbins (7)........................................................         205,160            2.70%
All Directors and executive officers
 as a group (10 persons)......................................................       1,403,495           18.46%

ADDITIONAL 5% SHAREHOLDERS
------------------------------------------------------------------------------
Donald E. Brown, M.D. (8).....................................................       1,262,020           16.60%
 10022 Fox Trace
 Zionsville, IN 46277

Joseph M. Adams (9)...........................................................         430,453            5.66%
 177 Wellington Parkway
 Noblesville, IN 46060

Wellington Management Company, LLP (10).......................................         583,300            7.67%

------------------------

*   Less than 1% of the outstanding Common Stock.

(1) The business address of all Directors and executive officers is care of Software Artistry, Inc., 9449 Priority Way West Drive, Indianapolis, IN 46240.

(2) Includes 2,500 shares subject to options exercisable within 60 days of February 26, 1997.

(3) Includes 4,500 shares subject to options exercisable within 60 days of February 26, 1997.

(4) Includes 13,750 shares subject to options exercisable within 60 days of February 26, 1997.

(5) Includes 297,820 shares subject to options exercisable within 60 days of February 26, 1997.

(6) Includes 38,148 shares subject to options exercisable within 60 days of February 26, 1997.

(7) Includes 205,160 shares subject to options exercisable within 60 days of February 26, 1997.

(8) Based solely on Dr. Brown's Schedule 13-G dated January 10, 1997. Although company records reflect Dr. Brown has options for the purchase of 120,070 shares, which options are currently exercisable, the Schedule 13-G does not indicate whether such options are included in the 1,262,020 shares reported herein.

(9) Based on most recent Schedule 13-G delivered to the Company, dated April 8, 1996.

(10) Based solely on Schedule 13-G, dated January 24, 1997.

                  SECTION 16(A) OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and holders of more than 10% of the Company's Common Stock (collectively the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such Reporting Persons are required by regulations of the Commission to furnish the Company with copies of all such filings.

    Based solely on a review of copies of reports filed by the Reporting Persons pursuant to Section 16(a) of the Exchange Act, or written representations from certain Reporting Persons that no Form 5 filing was required for such person, the Company believes that all Reporting Persons complied with all Section 16(a) requirements in the fiscal year ended December 31, 1996, except that (i) Mr. Fleming filed one late Form 5, and (ii) Dr. Brown filed one late Form 4 reporting three transactions.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information regarding the dollar value of all compensation received for services rendered in all capacities of the Company for the Chief Executive Officer, the four other highest paid executive officers of the Company [and an additional individual who would have been a named executive officer of the Company but for the fact that he was not serving as an executive officer of the Company on December 31, 1996] for the fiscal year ended December 31, 1996, and the immediately preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                             LONG-TERM
                                                                                                           COMPENSATION
                                                                       ANNUAL COMPENSATION                    AWARDS
                                                         ------------------------------------------------  -------------
                                                                                                OTHER       SECURITIES
                                                                                               ANNUAL       UNDERLYING
                                                                     SALARY       BONUS     COMPENSATION      OPTIONS
              NAME AND PRINCIPAL POSITION                  YEAR        ($)         ($)           ($)       (# OF SHARES)
-------------------------------------------------------  ---------  ---------  -----------  -------------  -------------
W. Scott Webber                                               1996    220,000      8,291(1)       1,099(2)    120,000(4)
President and Chief Executive Officer                         1995    198,750    192,166(1)          --            --
                                                              1994    181,250    121,919(1)          --            --

Steven M. Ehrlich                                             1996    115,000     37,704(1)       1,099(2)     60,000(5)
Vice President,                                               1995     98,870     38,043             --        20,000
ESM Business Unit                                             1994     80,720     40,461             --            --

Jeremiah J. Fleming                                           1996    123,333     62,948(1)          --        68,750(6)
Former Vice President,                                        1995    100,000    109,241(1)          --        26,250
Domestic Sales                                                1994     60,000    148,202(1)          --         5,000

Stephen R. Head                                               1996    116,250         --             --        60,000(5)
Former Vice President, Finance,                               1995    109,167     67,982             --        20,000
Chief Financial Officer,                                      1994     94,552     40,310             --        47,500
Secretary, and Treasurer

Michael J. Robbins                                            1996    150,000    377,267         31,634(2 (3)     80,000(7)
Senior Vice Preisident,                                       1995    130,000         --        178,202(3)     20,000
Worldwide Operations                                          1994    115,717    143,489(1)          --            --

------------------------------

(1) Includes participation in the annual Company-sponsored trip awarded to persons meeting specified sales quotas and/or tax preparation expense.

(2) Represents expense for tax preparation.

(3) Paid in connection with overseas assignment, including tax equalization.

(4) In 1996, a total of 60,000 new options were granted and 60,000 options were subsequently exchanged, with vesting to re-start as of the new date of issue.

(5) In 1996, a total of 10,000 new options were granted and 50,000 options were exchanged, with vesting to re-start as of the new date of issue.

(6) In 1996, a total of 10,000 new options were granted and 58,750 options were exchanged, with vesting to re-start as of the new date of issue.

(7) In 1996, a total of 20,000 new options were granted and 60,000 options were exchanged, with vesting to re-start as of the new date of issue.

OPTION GRANTS

    The following table shows information concerning stock options granted to the Named Executive Officers during the Company's fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                       NUMBER OF      % OF TOTAL                              ANNUAL RATES OF STOCK
                                      SECURITIES        OPTIONS                               PRICE APPRECIATION FOR
                                      UNDERLYING      GRANTED TO     EXERCISE                      OPTION TERM
                                        OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ----------------------
               NAME                 GRANTED (#)(1)    FISCAL YEAR    ($/SHARE)      DATE        5%($)       10%($)
----------------------------------  ---------------  -------------  -----------  -----------  ----------  ----------
W. Scott Webber...................         60,000           5.01%    $   13.75      1/19/06   $  518,838  $    1,314
                                           60,000(3)        5.01%         6.88      4/19/06      259,608     657,897
Steven M. Ehrlich.................         10,000            .84%        13.75      1/19/06       86,473     219,139
                                           20,000(3)        1.67%        13.75      1/19/06      172,946     438,279
                                           10,000(3)         .84%         6.88      4/19/06       43,268     109,649
                                           20,000(3)        1.67%         6.88      4/19/06       86,536     219,299
Jeremiah Fleming                           10,000            .84%        13.75      1/19/06       88,473      65,790
                                           20,000(2)        1.67%        13.75      1/19/06      172,946     438,279
                                           10,000(3)         .84%         6.88      4/19/06       43,268     109,649
                                           20,000(3)        1.67%         6.88      4/19/06       86,536     219,299
                                            6,250(2)         .52%         6.88      4/19/06       27,042      68,531
                                            2,500(2)         .21%         6.88      4/19/06       10,817      27,412
Stephen Head......................         10,000            .84%        13.75      1/19/06       86,473     219,139
                                           20,000(3)        1.67%        13.75      1/19/06      172,946     438,279
                                           10,000(3)         .84%         6.88      4/19/06       43,268     109,649
                                           20,000(3)        1.67%         6.88      4/19/06       86,536     219,299
Michael J. Robbins................         20,000           1.67%        13.75      1/19/06      172,946     438,279
                                           20,000(2)        1.67%        13.75      1/19/06      172,946     438,279
                                           20,000(3)        1.67%         6.88      4/19/06       86,535     219,299
                                           20,000(3)        1.67%         6.88      4/19/06       86,535     219,299

------------------------
(1) Generally, options granted under the Stock Option Plans before December 10, 1996 are exercisable over a five-year period, 20% each year, and are subject to the employee's continued employment. Options granted after December 10, 1996 are exercisable over a two-year period, 25% every six months and are subject to the employee's continued employment. Stock options are issued at fair market value on the date of grant. The exercisability of the options will be accelerated in the event of certain occurrences, including the sale of the Company or a significant merger.

(2) Options granted prior to 1996 which were cancelled and re-issued April 19, 1996, with vesting to re-start as of the new date of issue.

(3) Options either newly granted or cancelled and re-issued on January 19, 1996 were subsequently exchanged for new options on April 19, 1996, with vesting to re-start as of the new date of issue.

OPTION EXERCISES

    The following table shows information concerning stock options exercised by the Named Executive Officers during the Company's year ended December 31, 1996, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised options held by the Named Executive Officers at December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                    SHARES                    UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                   ACQUIRED      VALUE       AT FISCAL YEAR-END (#)      FISCAL YEAR-END ($)(2)
                                      ON        REALIZED   --------------------------  ---------------------------
             NAME                EXERCISE (#)    ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  ------------  ----------  -----------  -------------  ------------  -------------
W. Scott Webber................            0            0     285,820        60,000    $  1,725,797   $    15,000
Steven Ehrlich.................        5,000   $   56,350      32,148        30,000    $    183,921   $     7,500
Jeremiah Fleming...............       11,000   $  135,930       9,000        38,750    $     43,928   $     9,688
Stephen Head...................       28,750   $  143,550           0             0               0             0
Michael J. Robbins.............       10,000   $  120,200     197,160        40,000    $  1,266,377   $    10,000

------------------------

(1) Calculated based on the fair market value of the underlying securities on the exercise date minus the exercise price of such options.

(2) The closing price for the Company's Common Stock as of December 31, 1996, the last day of trading in 1996, on the NASDAQ National Market System was $7 1/8 per share.

REPRICING OF OPTIONS

    In January and April, 1996, as a result of broad declines in the fair market value of the Company's stock, the Compensation Committee and the Board of Directors determined that it was in the best interests of the Company to offer certain current option holders, including executive officers and independent directors (see "Compensation of Directors") the opportunity to exchange certain unexercised and unvested stock options for new options with an exercise price equal to the then current fair market value. Under the approved changes, optionees who agreed to the cancellation of their outstanding options received in exchange a new option exercisable for the same number of shares at an exercise price equal to the fair market value of the Company's Common Stock on the date of the exchange. Therefore, in effect, optionees who agreed to the exchange received a lower exercise price and gave up any vesting accrued through the date of their canceled options.

    On January 19, 1996 the Compensation Committee and the Board of Directors approved the offer to exchange outstanding unexercised and unvested options that were previously granted with exercise prices above $20.00 per share for the same number of shares with an exercise price of $13.75 per share, the fair market value on January 19, 1996, with vesting to restart as of that date. On April 19, 1996 the Compensation Committee and the Board of Directors approved the offer to exchange outstanding unexercised and unvested options that were previously granted with exercise prices above the current market price with new options for the same number of shares with an exercise price of $6.88 per share, the fair market value on April 19, 1996, with vesting to restart as of that date. See "Compensation of Directors", the "Ten-Year Option/SAR Repricing" table, and the "Report of the Compensation Committee on Repricing of Options."

    The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since March 2, 1995, the date of the Company's initial public offering. All repriced options are at the full fair market value of the Company's Stock on the date of repricing. Repriced options vest ratably over a five-year period beginning on the date of repricing. Optionees forfeit any accrued vesting on their canceled options. See the "Report of the Compensation Committee on Repricing of Options" for additional information.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                NUMBER OF
                                               SECURITIES                        EXERCISE                      LENGTH OF
                                               UNDERLYING     MARKET PRICE OF  PRICE AT TIME                ORIGINAL OPTION
                                              OPTIONS/SARS     STOCK AT TIME   OF REPRICING       NEW      TERM REMAINING AT
                                               REPRICED OR    OF REPRICING OR  OR AMENDMENT    EXERCISE    DATE OF REPRICING
NAME AND POSITION                   DATE       AMENDED(#)      AMENDMENT ($)        ($)        PRICE ($)     OR AMENDMENT
--------------------------------  ---------  ---------------  ---------------  -------------  -----------  -----------------
W. Scott Webber.................    4/19/96        60,000        $    6.88       $   13.75     $    6.88       117 mos.
 President and Chief Executive
 Officer

Steven Ehrlich..................    1/19/96        10,000        $   13.75       $   20.13     $   13.75       112 mos.
 Vice President                     4/19/96        30,000     $       6.88     $     13.75    $     6.88       117 mos.

Jeremiah Fleming................    1/19/96        20,000     $      13.75     $     20.13    $    13.75       112 mos.
 Former VP, Sales                   4/19/96        30,000     $       6.88     $     13.75    $     6.88       117 mos.
                                    4/19/96         6,250     $       6.88     $      7.40    $     6.88       104 mos.
                                    4/19/96         2,500     $       6.88     $      7.35    $     6.88       104 mos.

Stephen R. Head.................    1/19/96        10,000     $      13.75     $     20.13    $    13.75       112 mos.
 Former VP, CFO Secretary &         4/19/96        30,000     $       6.88     $     13.75    $     6.88       117 mos.
 Treasurer

Gary E. Lemke...................    1/19/96        20,000     $      13.75     $     20.13    $    13.75       112 mos.
 Former VP, Marketing               4/19/96        50,000     $       6.88     $     13.75    $     6.88       117 mos.

Scott McCorkle..................    4/19/96         1,000     $       6.88     $     13.88    $     6.88       115 mos.
 Vice President                     4/19/96         1,000     $       6.88     $     15.00    $     6.88       115 mos.

Michael J. Robbins..............    1/19/96        20,000     $      13.75     $     20.13    $    13.75       112 mos.
 Sr. Vice President, Worldwide      4/19/96        40,000     $       6.88     $     13.75    $     6.88       117 mos.
 Operations

EMPLOYMENT AND OTHER EMPLOYEE RELATED CONTRACTS

    Certain executive officers have employment agreements with the Company. The Agreements fix each officer's base compensation, provide for salary increases and bonuses as the Company's Board of Directors may determine from time to time, provide for participation in such employee benefit plans as the Company may adopt from time to time for its personnel generally, provide for reimbursement of travel and other expenses in connection with such officers' employment, and, in certain circumstances, allow for specified relocation fees and education reimbursement. The agreements have no specified terms but are terminable by the Company with or without just cause, as defined in the employment agreements. Upon termination without just cause, the officer is entitled to severance pay equal to such officer's base salary at the time of termination and continued medical insurance coverage for 12 months or until such officer obtains employment, whichever period is less. If so terminated without just cause, the Company would be obligated to pay the indicated amounts to the following executive officers: W. Scott Webber, $240,000; Steven M. Ehrlich $140,000; and Michael J. Robbins, $190,000. The agreements also contain confidentiality and non-compete provisions between the Company and such officers for the terms and guidelines as set forth in each agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the year ended December 31, 1996. This report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1993 or the Securities Exchange Act of 1934.

PURPOSE OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

COMPENSATION COMMITTEE STRUCTURE

    The Compensation Committee is currently made up of three (3) independent, non-employee members of the Board of Directors who meet during the fourth quarter of each fiscal year to set executive officer salaries and other compensation, and at other times as deemed necessary.

OBJECTIVES OF THE COMPENSATION PROGRAM

    The objectives of the compensation program are: (i) to provide a means for the Company to attract and retain high-quality executives; (ii) to tie executive compensation directly to the Company's business and performance objectives;
(iii) to align the financial interests of the Company's executive officers with the financial interest of shareholders; and (iv) to reward outstanding individual performance that contributes to the long-term success of the Company.

ELEMENTS OF COMPENSATION

    Each executive officer's compensation package is comprised of three elements: (i) base compensation, which reflects individual responsibility and is designed primarily to be competitive with salary levels of a comparative group;
(ii) annual bonus plan compensation payable in cash and tied generally to the achievement of financial performance goals as established by the Board of Directors; and (iii) long-term stock-based incentive compensation which emphasizes a focus on Company growth and increased shareholder value.

    BASE SALARIES. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, health care and other employee benefit programs to its executives and other key employees which are comparable to those offered to persons with similar skills and responsibilities by competing businesses. In recommending salaries for executive officers, the Committee: (i) reviews the historical performance of the officers and (ii) reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses which it believes are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses are publicly traded.

    REVENUE BONUS. Certain officers of the Company (V.P. North American Sales, V.P. European Operations, and V.P. Asia Pacific Operations) are paid a cash bonus, on a quarterly basis, upon the achievement of their assigned revenue targets on a year-to-date basis. The annual bonuses for achievement of all targets range from $50,000 to $85,000 for each officer.

    ANNUAL BONUS COMPENSATION. The Board of Directors establishes, on an annual basis, a cash incentive program for each of the Company's executive officers. The Compensation Committee recommended and the Board of Directors approved an annual incentive bonus compensation structure for fiscal year 1997 which is based upon the attainment of annual operating income goals and increased revenue growth for the year.

    LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants which are based upon factors that the Compensation Committee deems appropriate, including aligning the interests of each executive officer with those of the shareholders and providing each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Options granted before December 10, 1996 generally vest in equal installments over a five year period, contingent upon the executive officer's continued employment with the Company. Options granted after December 10, 1996 are generally vested at six month intervals over a two-year period, contingent upon the executive officer's continued employment. Accordingly, options will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only to the extent the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, based on the aggregate exercise price, is somewhat subjective and generally is set at a level that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account (i) comparable awards to individuals in similar positions in the industry as reflected in generally available information, (ii) the individual's potential for future responsibility and promotion over the option term, and (iii) the individual's personal performance in recent periods. The Committee also takes into account the number of vested and unvested options held by each executive officer in order to maintain an appropriate amount of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. See "Executive Compensation--Repricing of Options".

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Webber's base salary and incentive compensation were established in accordance with the criteria described above. Mr. Webber's base salary for 1996 as President and Chief Executive Officer was $220,000. In setting this amount, the Board of Directors took into account: (i) its belief that Mr. Webber is the Chief Executive Officer of a leading software company and has significant and broad-based experience in the software industry; (ii) the scope of Mr. Webber's responsibilities, and (iii) its confidence in Mr. Webber to lead the Company's growth in the future. The base salary is set to provide a compensation level considered by the Compensation Committee to be comparable to a selected group of other software companies.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162 of the Internal Revenue Code of 1986, as amended (the "IRC"), limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million, unless compensation is performance-based and meets certain specified conditions (including shareholder approval). Based on the Company's current compensation plans and policies and recently released regulations interpreting Section 162 of the IRC, the Company and the Committee do not believe that, for the near future, the aggregate amount of compensation payable to executives will exceed the $1 million limit.

          REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

    In January and April, 1996 the Compensation Committee considered the options held by the Company's executive officers, independent directors and employees and the fact that the broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Option Plans having exercise prices well above the recent trading prices for the Common Stock. The Committee took into account information presented by management showing that employee turnover had significantly increased in each of the most recent fiscal years. The Committee was advised that management believed that turnover was increasing in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

    The Committee believed that (i) the Company's success in the future will depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel, (ii) competition for such personnel is intense, (iii) the loss of key employees could have a significant adverse impact on the Company's business, and (iv) it is important and cost-effective to provide equity incentives to independent directors, employees and executive officers of the Company to improve the Company's performance and the value of the Company for its shareholders. The Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to shareholders. The Committee also recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentive to employees because of the increased potential for appreciation and also recognized that the Committee could require restarted vesting in the exchange options, so that optionees participating in the exchange would have incentives to remain with the Company. On balance, considering all of these factors, the Committee determined it to be in the best interests of the Company and its shareholders to restore the incentive for independent directors, employees and executive officers to remain with the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under its Stock Options Plans for those options with exercise prices above recent trading prices, at the optionee's option, and with restarted vesting.

    Accordingly, in January, 1996 and April, 1996 the Committee and the Board of Directors approved an offer to all employees of the Company, including executive officers and independent directors to exchange certain outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price, with vesting commencing on the date of the exchange. All exchanged options will terminate no later than ten
(10) years from the date of exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting any accrued vesting on their exchanged options.

    The offer to exchange options on January 19, 1996 was applicable only to previously granted options with exercise prices above $20.00 per share. A total of 126,500 options with exercise prices from $20.13 to $24.25 per share were exchanged for an equal number of shares at an exercise price of $13.75, the closing price of the Company's stock on January 19, 1996.

    The offer to exchange options on April 19, 1996 was applicable to previously granted unvested and unexercised options with exercise prices above $6.88 per share. A total of 431,738 options with exercise prices from $7.35 to $17.75 per share were exchanged for an equal number of shares at an exercise price of $6.88 per share, the closing price of the Company's stock on April 19, 1996.

    See "Executive Compensation--Repricing of Options", "Board of
Directors--Compensation of Directors", and the "Executive Compensation--Ten-Year Option/SAR Repricings" table for additional information.

CONCLUSION

    Through the programs described above, a significant portion of the Company's executive compensation is linked directly to corporate performance as well as, with respect to stock options, stock appreciation. In 1996, as in previous years, a substantial portion of the Company's targeted executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive officer compensation to Company performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          By the Compensation Committee,
                                          Joseph A. Piscopo, CHAIRMAN
                                          Lawrence W. Olson
                                          Jerry Baker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1996, the Compensation Committee consisted of Joseph A. Piscopo, Jerry Baker, and Lawrence W. Olson. The Company is not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

                         COMPARATIVE PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock during the period from the Company's initial public offering through December 31, 1996, with the Prepackaged Software (SIC Code 7372) Index ("SIC Code 7372 Index") and the cumulative total return on the NASDAQ Stock Market (U.S. Companies) Index ("NASDAQ Market Index"). The comparison assumes $100.00 was invested on March 3, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes any dividends were reinvested.

                 COMPARISON OF CUMULATIVE TOTAL RETURN (1) (2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SOFTWARE ARTISTRY,
                   INC.           SIC CODE INDEX    NASDAQ MARKET INDEX
3/3/95                       100              100                     100
3/31/95                   115.66           107.69                  104.74
6/30/95                   107.23           128.62                  114.59
9/30/95                    91.57           138.89                  127.68
12/31/95                   72.29           146.28                  126.65
3/31/96                    56.63           152.55                   132.5
6/30/96                    33.13           172.06                  142.32
9/30/96                    34.94           181.15                  146.24

                     ASSUMES $100 INVESTED ON MARCH 3, 1995
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1996

INDEX DESCRIPTION                       3/3/95       3/31/95      6/30/95      9/30/95     12/31/95      3/31/96      6/30/96
------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Software Artistry, Inc..............   $     100       115.66       107.23        91.57        72.29        56.63        33.13
SIC Code 7372 Index.................   $     100       107.69       128.62       138.89       146.28       152.55       172.06
NASDAQ Market Index.................   $     100       104.74       114.59       127.68       126.65       132.50       142.32

INDEX DESCRIPTION                       9/30/96
------------------------------------  -----------
Software Artistry, Inc..............       34.94
SIC Code 7372 Index.................      181.15
NASDAQ Market Index.................      146.24

------------------------

(1) Prior to March 3, 1995, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used for this graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any error or omissions in such information.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

    Four Directors are to be elected at the Annual Meeting, to serve until the 1998 Annual Meeting of Shareholders or until their earlier retirement, resignation, or removal. Jerry Baker, Lawrence W. Olson,

Joseph A. Piscopo, and W. Scott Webber, all of whom are currently Directors of the Company, have been nominated by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

               PROPOSAL 2 -- PROPOSED AMENDMENT TO THE INCENTIVE
                               STOCK OPTION PLAN

    Shareholders are being asked to approve an increase in the number of shares of Common Stock authorized for issuance pursuant to the Company's Amended and Restated Incentive Stock Option Plan ("Incentive Plan"). The Incentive Plan currently provides that options to acquire an aggregate of 1,875,000 shares of Common Stock may be granted thereunder. The Incentive Plan was amended and restated on December 9, 1994, and approved by the shareholders of the Corporation December 9, 1994.

SUMMARY OF AMENDMENT

    The Board of Directors has amended the Incentive Plan to provide for the issuance of options to acquire an additional 200,000 shares of Common Stock (for an aggregate of 2,075,000 shares of Common Stock) and directed that this amendment be submitted to the shareholders of the Corporation for their approval. As of December 31, 1996, options to purchase 1,795,067 shares of Common Stock have been granted under the Incentive Plan. The approval of the increase in the number of shares of Common Stock available for grant under the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock and entitled to vote at the Annual Meeting. If not approved by shareholders at the Annual Meeting, certain grants made under the Incentive Plan during and after the last fiscal year may be null and void. Under the Incentive Plan, stock options may be granted only to full-time employees of the Company and its subsidiaries, including officers.

SUMMARY OF MATERIAL PROVISIONS OF THE INCENTIVE PLAN

    GENERAL. The Incentive Plan is intended to provide continuing long-term incentives to selected eligible key employees, including officers, to provide a means of rewarding outstanding performance by such individuals, and to enable the Company to attract and retain key personnel. See also "Executive Compensation."

    ADMINISTRATION. The Incentive Plan is administered by the Board of Directors or a committee appointed thereby, a majority of the members of which must be members of the Board and none of whom are eligible to participate in the Incentive Plan. The Board or committee may interpret the Incentive Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Incentive Plan. Subject to certain limits set forth in the Incentive Plan, the Board or committee has complete discretion to select participants, establish the manner in which options are granted and exercised, and otherwise prescribe all of the terms and provisions of options granted under the Incentive Plan.

    ELIGIBILITY. Only full-time employees, including officers, of the Company and its subsidiaries are eligible to participate in the Incentive Plan. As of December 31, 1996, the Company and its subsidiaries had approximately 237 full-time employees.

    STOCK SUBJECT TO INCENTIVE PLAN. The Incentive Plan covers an aggregate of 1,875,000 shares of Common Stock (as adjusted for a 5 for 4 stock split in January 1995). As of December 31, 1996, options for 1,795,067 shares of Common Stock had been granted under the Incentive Plan. The Board of Directors shall make appropriate adjustments in the number of shares subject to the Incentive Plan and outstanding options in the event of a recapitalization, reclassification, stock split, combination of shares (reverse stock split) or dividend or other distribution payable in Common Stock after the Incentive Plan becomes effective.

    VESTING AND TERM. Before December 10, 1996, options granted under the Incentive Plan generally vest and become exercisable at the rate of 20% of the option shares on the first, second, third, fourth and fifth anniversary date of the grant conditioned upon continued employment with the Company. Options granted after December 10, 1996 are exercisable over a two year period, 25% every six months. Vesting is accelerated and options become exercisable in the event of a "change of control" of the Company as defined in the Incentive Plan. The options generally have a term of ten years (five years for employees owning more than 10% of the Company's Common Stock) from the date of grant.

    AMENDMENT. The Incentive Plan may be amended by the Board of Directors except that, without shareholder approval, no amendment shall increase the number of shares available under the Incentive Plan except for certain specified adjustments, change the designation of the class of persons eligible to be granted options under the Incentive Plan, or materially increase the benefits accruing to participants under the Incentive Plan.

    FEDERAL TAX CONSEQUENCES. Options under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. In accordance with section 422 of the Code, the term of any option granted under the Incentive Plan may not exceed ten (10) years. With respect to any employee who owns stock possessing more than ten percent (10%) of the voting power of the outstanding stock of the Company, the term of any option may be no longer than five (5) years. The aggregate fair market value of the Common Stock (determined at the date of the option grant) with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year may not exceed $100,000. The exercise price of all options granted under the Incentive Plan must not be less than the fair market value per share on the date of grant (unless the Optionee owns ten percent (10%) or more of the voting power of the outstanding stock of the Company in which case the exercise price must not be less than one hundred ten percent (110%) of the fair market value per share on the date of grant).

    The grant and exercise of an option under the Incentive Plan does not result in taxable income to the Optionee provided that the Optionee observes the following holding periods and restrictions. In order for the option to be a qualified incentive option, the Optionee must hold the stock acquired pursuant to the option for a period of two (2) years from the date of the option grant and one (1) year from the date of the option exercise. Any failure to satisfy the holding periods and restrictions results in the loss of the qualified status of the option and such option would be treated as a nonqualified option. Provided that the Optionee observes the aforementioned holding periods, the sale of the option stock by the Optionee results in taxable long-term capital gain income to the Optionee in an amount equal to the difference between the option sales and the option exercise price.

    The Incentive Plan is not a stock bonus, pension or profit-sharing plan and is not subject to or qualified under section 401(a) of the Internal Revenue Code or any or the provisions of the Employment Retirement Income Security Act of 1974 ("ERISA").

BOARD OF DIRECTORS RECOMMENDATION

    The Board of Directors believes that the Company's future success depends upon its ability to attract and retain the highest caliber personnel and to use their capabilities to the fullest extent possible by encouraging their dedication to the Corporation's interest and welfare. The Board believes that one of the best ways to attain these objectives is to give key employees an opportunity to acquire a proprietary interest in the Corporation by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the Incentive Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL NO. 2

                   INDEPENDENT ACCOUNTANTS AND AUDIT MATTERS

    The firm of Ernst & Young LLP has audited the accounts of the Company since 1993. In addition, the firm has rendered other services, including the retrospective review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC. The Board of Directors has not yet selected an accounting firm for 1997 but, consistent with prior practice, anticipates making such selection before December 31, 1997.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions from shareholders.

                  SHAREHOLDER PROPOSAL FOR 1998 ANNUAL MEETING

    An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1998 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 31, 1997. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $1,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business that will come before the Annual Meeting for action except as described in the accompanying Notice of 1997 Annual Meeting of Shareholders. However, as to any such business, the persons designated as proxies in the enclosed proxy will have discretionary authority to act in their best judgment.

                            SOFTWARE ARTISTRY, INC.
               PROXY SOLICITED ON  BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1997 ANNUAL MEETING ON APRIL 25, 1997
                                    PROXY

The undersigned constitutes and appoints Thomas E. Vanneman, Joseph A. Piscopo and W. Scott Webber and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 1997 Annual Meeting of stockholders of Software Artistry, Inc. to be held at the Ritz Charles, 12156 N. Meridian Street, Indianapolis, Indiana at 2:00 p.m., on Friday April 25, 1997, and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors, Nominees:

Jerry Baker, Lawrence W. Olson,
Joseph A. Piscopo, and W. Scott Webber
(change of address)

---------------------------------------

---------------------------------------

---------------------------------------

---------------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

See Reverse side

X

Please mark your
votes as in this
example.

                              SHARES IN YOUR NAME

                    FOR    WITHHELD
1. Election
   of Directors     /  /     /  /

                               FOR     AGAINST    ABSTAIN
2. Proposal to approve the
   Amendment to the
   Amended and Restated
   Incentive Stock
   Option Plan.                /  /      /  /       /  /

                                           FOR     AGAINST    ABSTAIN
3. In their discretion, the proxies are
   authorized to vote upon such other
   business that may properly come
   before the meeting or any adjournment
   thereof.                                / /      /  /        /  /

For, except vote withheld from the following nominee(s):


--------------------------------------

/  /  Change of
      Address

SIGNATURE(S)--------------------------------------  DATE ------------

SIGNATURE(S)--------------------------------------  DATE ------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.